Exhibit 4.3

DESCRIPTION OF SECURITIES

The following is a brief description of the securities of Nuveen Churchill BDC V (the “Company,” “we,” “our” or “us”) registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of December 31, 2025 and the date hereof, our common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), is the only class of our securities registered under Section 12 of the Exchange Act. This description of the terms of our Common Shares does not purport to be complete and is subject to and qualified in its entirety by reference to our Amended and Restated Declaration of Trust (the “Declaration of Trust”) and our Bylaws (the “bylaws”), each of which is incorporated by reference into our Annual Report on Form 10-K and is incorporated by reference herein. We encourage you to carefully review our Declaration of Trust for additional information.

General

The terms of the Declaration of Trust authorize an unlimited number of Common Shares of any class, with such par value $0.01 per share. The Declaration of Trust provides that the Company’s board of trustees (the “Board of Trustees”) may, without a vote of our shareholders, classify or reclassify any unissued Common Shares into one or more classes or series of Common Shares by setting or changing the preferences, conversion or other rights, voting powers, restrictions, or limitations as to dividends, qualifications, or terms or conditions of redemption of the shares. There is currently no market for our Common Shares, and we can offer no assurances that a market for our shares will develop in the future. There are no outstanding options or warrants to purchase our shares. No shares have been authorized for issuance under any equity compensation plans.

Under the terms of our Declaration of Trust, shareholders shall be entitled to the same limited liability extended to shareholders of private Delaware for profit corporations formed under the Delaware General Corporation Law, 8 Del. C. § 100, et. seq. Our Declaration of Trust provides that no shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Company’s assets or the affairs of the Company by reason of being a shareholder.

None of our shares are subject to further calls or to assessments, sinking fund provisions, obligations of the Company or potential liabilities associated with ownership of the security (not including investment risks). In addition, except as may be provided by the Board of Trustees in setting the terms of any class or series of Common Shares, no shareholder shall be entitled to exercise appraisal rights in connection with any transaction.

Under the terms of our Declaration of Trust, all Common Shares will have equal rights as to voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Dividends and distributions may be paid to the holders of our Common Shares if, as and when authorized by our Board of Trustees and declared by us out of funds legally available therefore.

Except as may be provided by our Board of Trustees in setting the terms of classified or reclassified shares, our Common Shares will have no preemptive rights (except as may otherwise be provided by contract approved by our Board of Trustees), appraisal rights, or redemption rights and will be freely transferable, except where their transfer is restricted by federal and state securities laws or by contract and except that, in order to avoid the possibility that our assets could be treated as “plan assets” under the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, we may require any person proposing to acquire Common Shares to furnish such information as may be necessary to determine whether such person is a benefit plan investor or a controlling person, restrict or prohibit transfers of such shares or redeem any outstanding shares for such price and on such other terms and conditions as may be determined by or at the direction of the Board of Trustees.

In the event of our liquidation, dissolution or winding up, each share of our Common Shares would be entitled to share pro rata in our net assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred shares, if any preferred shares are outstanding at such time.

Subject to the rights of holders of any other class or series of shares, each share of our Common Shares will be entitled to one vote on all matters submitted to a vote of shareholders, including the election of trustees. Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified shares, and subject to the express terms of any class or series of preferred shares, the holders of our Common Shares will possess exclusive voting power. There will be no cumulative voting in the election of trustees. Subject to the special rights of the holders of any class or series of preferred shares to elect trustees, each trustee will be elected by a plurality of the votes cast with respect to such trustee’s election except in the case of a “contested election” (as defined in our bylaws), in which case trustees will be elected by a majority of the votes cast in the contested election of trustees. Pursuant to our Declaration of Trust, our Board of Trustees may amend the bylaws to alter the vote required to elect trustees.

Limitation on Liability of Trustees and Officers; Indemnification and Advance of Expenses

Delaware law permits a Delaware statutory trust to include in its declaration of trust a provision to indemnify and hold harmless any trustee or beneficial owner or other person from and against any and all claims and demands whatsoever. Our Declaration of Trust provides that our trustees will not be liable to us or our shareholders for monetary damages for breach of fiduciary duty as a trustee to the fullest extent permitted by Delaware law. Our Declaration of Trust provides for the indemnification of any person to the full extent permitted, and in the manner provided, by Delaware law. In accordance with the Investment Company Act of 1940, as amended (the “1940 Act”), we will not indemnify certain persons for any liability to which such persons would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Pursuant to our Declaration of Trust and subject to certain exceptions described therein, we will indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former trustee or officer of the Company and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a trustee or officer of the Company and at the request of the Company, serves or has served as a trustee, officer, partner or trustee of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity (each such person, an “Indemnitee”), in each case to the fullest extent permitted by Delaware law. Notwithstanding the foregoing, we will not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by an Indemnitee unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction, or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission (the “SEC”) and of the published position of any state securities regulatory authority in which securities were offered or sold as to indemnification for violations of securities laws.

We will not indemnify an Indemnitee against any liability or loss suffered by such Indemnitee unless (i) the Company determines in good faith that the course of conduct that caused the loss or liability was in the best interest of the Company, (ii) the Indemnitee was acting on behalf of or performing services for the Company, (iii) such liability or loss was not the result of (A) negligence or misconduct, in the case that the party seeking indemnification is a trustee (other than a trustee who is not an “interested person” (as defined under Section 2(a)(19) of the 1940 Act) of the Company (an “Interested Trustee”)), officer, employee, or agent of the Company, or (B) gross negligence or willful misconduct, in the case that the party seeking indemnification is an Independent Trustee, and (iv) such indemnification or agreement to hold harmless is recoverable only out of assets of the Company and not from the shareholders.

In addition, the Declaration of Trust permits the Company to advance reasonable expenses to an Indemnitee, and we will do so in advance of final disposition of a proceeding (a) if the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company, (b) the legal proceeding was initiated by a third party who is not a shareholder or, if by a shareholder of the Company acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (c) upon the Company’s receipt of (i) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that the standard of conduct was not met.

Delaware Law and Certain Declaration of Trust Provisions

Organization and Duration

We were formed in Delaware on May 22, 2025, and will remain in existence until dissolved in accordance with our Declaration of Trust or pursuant to Delaware law.

Purpose

Under the Declaration of Trust, we are permitted to engage in any business activity that lawfully may be conducted by a statutory trust organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity.

Anti-Takeover Provisions

Our Declaration of Trust contains provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. Our Board of Trustees may, without shareholder action, authorize the issuance of shares in one or more classes or series, including preferred shares. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board of Trustees. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Number of Trustees; Vacancies; Removal

Our Declaration of Trust provides that the number of trustees will be set by our Board of Trustees in accordance with our bylaws. Our bylaws provide that a majority of our entire Board of Trustees may at any time increase or decrease the number of trustees. Our Declaration of Trust provides that the number of trustees generally may not be less than three (3).

Our Declaration of Trust provides that a trustee may be removed with or without cause by a vote of the majority of the outstanding shares entitled to vote or by a majority of the remaining trustees (or in the case of the removal of a trustee that is not an interested person, a majority of the remaining trustees that are not interested persons).

We have a total of five (5) members of our Board of Trustees, four of whom are Independent Trustees. Our Declaration of Trust provides that a majority of our Board of Trustees must be Independent Trustees (as defined in the Declaration of Trust) except for a period of up to sixty (60) days or such longer period permitted by law after the death, removal or resignation of an Independent Trustee pending the election of his or her successor by the remaining trustees. Each trustee will hold office until his or her successor is duly elected and qualified.

Except as otherwise required by applicable requirements of the 1940 Act and as may be provided by our Board of Trustees in setting the terms of any class or series of preferred shares or otherwise in the bylaws, pursuant to an election under our Declaration of Trust or bylaws, any and all vacancies on our Board of Trustees may be filled by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trustee for whom the vacancy occurred and until a successor is elected and qualified, subject to any applicable requirements of the 1940 Act. Independent Trustees will nominate replacements for any vacancies among the Independent Trustees’ positions.

Action by Shareholders

Our bylaws provide that shareholder action can be taken only at a meeting of shareholders, and annual meetings of the Company’s shareholders shall not be required in any year in which the election of our trustees is not required to be held under the 1940 Act. The shareholders will only have voting rights as required by the 1940 Act or as otherwise provided for in the Declaration of Trust. Special meetings may be called by a majority of the Independent Trustees and our Chief Executive Officer, and will be limited to the purposes for any such special meeting set forth in the notice thereof. The secretary shall provide all shareholders written notice of the date, time and location of any meeting of shareholders and, in the case of a special meeting of shareholders, the purpose of the meeting. Any meeting of shareholders is required to be held not less than ten (10) days nor more than ninety (90) days after notice is provided to shareholders of the meeting. These provisions will have the effect of significantly reducing the ability of shareholders being able to have proposals considered at a meeting of shareholders.

With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting. To the extent that the Company holds an annual meeting of shareholders, nominations of persons for election to the Board of Trustees may be made only (1) pursuant to our notice of the meeting, (2) by the Board of Trustees, or (3) by any shareholder of the Company who was a shareholder of record both at the time of the notice of the meeting and at the time of the annual meeting, and who has complied with the advance notice provisions of the Declaration of Trust and bylaws. Nominations of persons for election to the Board of Trustees at a special meeting may be made only (1) pursuant to our notice of the meeting, (2) by the Board of Trustees or (3) provided that the Board of Trustees has determined that trustees will be elected at the meeting, by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the Declaration of Trust and bylaws.

The purpose of requiring shareholders to give us advance notice of nominations and other business is to afford our Board of Trustees a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our Board of Trustees, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although our Declaration of Trust does not give our Board of Trustees any power to disapprove shareholder nominations for the election of trustees or proposals recommending certain action, they may have the effect of precluding a contest for the election of trustees or the consideration of shareholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our shareholders.

Amendment of the Declaration of Trust and Bylaws

Our Declaration of Trust provides that shareholders are entitled to vote upon a proposed amendment to the Declaration of Trust if the amendment would alter or change the powers, preferences or special rights of the shares held by such shareholders so as to affect them adversely. Approval of any such amendment requires at fifty percent (50%) of the outstanding shares entitled to vote thereon at a meeting of shareholders duly called and at which a quorum is present.

Our bylaws provide that our Board of Trustees has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws. Our Board of Trustees may amend our Declaration of Trust without any vote of our shareholders.

Actions by the Board Related to Merger, Conversion, Reorganization or Dissolution

The Board of Trustees may, without shareholder vote, approve a merger, conversion, consolidation or other reorganization of the Company. The Company may be dissolved and terminated at any time, without the approval of holders of its outstanding shares, upon affirmative vote by a majority of the Board of Trustees.

Derivative Actions

No person, other than a trustee, who is not a shareholder shall be entitled to bring any derivative action, suit or other proceeding on behalf of the Company. No shareholder may maintain a derivative action on behalf of the Company unless holders of at least ten percent (10%) of our outstanding shares join in the bringing of such action.

In addition to the foregoing and the requirements set forth in Section 3816 of the Delaware Statutory Trust Statute, a shareholder may bring a derivative action on behalf of the Company only if the following conditions are met: (i) the shareholder or shareholders must make a pre-suit demand upon the Board of Trustees to bring the subject action unless an effort to cause the Board of Trustees to bring such an action is not likely to succeed; and a demand on the Board of Trustees shall only be deemed not likely to succeed and therefore excused if a majority of the Board of Trustees, or a majority of any committee established to consider the merits of such action, is composed of Board of Trustees who are not “Independent Trustees” (as that term is defined in the Delaware Statutory Trust Statute); and (ii) unless a demand is not required under clause (i) above, the Board of Trustees must be afforded a reasonable amount of time to consider such shareholder request and to investigate the basis of such claim; and the Board of Trustees shall be entitled to retain counsel or other advisors in considering the merits of the request. For purposes of this paragraph, the Board of Trustees may designate a committee of one or more trustees to consider a shareholder demand. This derivative action provision in our Declaration of Trust will not apply to claims arising under the federal securities laws.

Exclusive Delaware Jurisdiction

Each trustee, each officer and each person legally or beneficially owning a share or an interest in a share of the Company (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, including Section 3804(e) of the Delaware Statutory Trust Statute, (i) irrevocably agrees that any claims, suits, actions or proceedings asserting a claim governed by the internal affairs (or similar) doctrine or arising out of or relating in any way to the Company, the Delaware Statutory Trust Statute or the Declaration of Trust (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of the Declaration of Trust, (B) the duties (including fiduciary duties), obligations or liabilities of the Company to the shareholders or the Board of Trustees, or of officers or the Board of Trustees to the Company, to the shareholders or each other, (C) the rights or powers of, or restrictions on, the Company, the officers, the Board of Trustees or the shareholders, (D) any provision of the Delaware Statutory Trust Statute or other laws of the State of Delaware pertaining to trusts made applicable to the Company pursuant to Section 3809 of the Delaware Statutory Trust Statute or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Delaware Statutory Trust Statute or the Declaration of Trust relating in any way to the Company (regardless, in each case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction, (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum or (C) the venue of such claim, suit, action or proceeding is improper, (iv) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (iv) hereof shall affect or limit any right to serve process in any other manner permitted by law and (v) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding.

This exclusive Delaware jurisdiction provision in our Declaration of Trust will not apply to claims arising under the federal or state securities laws. This provision may limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or our trustees, officers or other agents, which may discourage lawsuits against us and such persons. There is uncertainty as to whether a court would enforce such a provision, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, this provision may increase costs for shareholders in bringing a claim against us or our trustees, officers or other agents. Any investor purchasing or otherwise acquiring our shares is deemed to have notice of and consented to the foregoing provision.

Determinations by Our Board of Trustees

Our Declaration of Trust contains a provision that codifies the authority of our Board of Trustees to manage our business and affairs. This provision enumerates certain matters and states that the determination as to any such enumerated matters made by or pursuant to the direction of our Board of Trustees (consistent with our Declaration of Trust) is final and conclusive and binding upon us and our shareholders. This provision does not alter the duties our Board of Trustees owes to us or our shareholders pursuant to our Declaration of Trust and under Delaware law. Further, it would not restrict the ability of a shareholder to challenge an action by our Board of Trustees which was taken in a manner that is inconsistent with our Declaration of Trust or the Board of Trustees’ duties under Delaware law, or which did not comply with the requirements of the provision of the Declaration of Trust.

Access to Records

Any shareholder will be permitted access to all of our records to which they are entitled under applicable law at all reasonable times and may inspect and copy any of them for a reasonable copying charge. Inspection of our records by the office or agency administering the securities laws of a jurisdiction will be provided upon reasonable notice and during normal business hours. An alphabetical list of the names, addresses and telephone numbers of our shareholders, along with the number of Common Shares held by each of them, will be maintained as part of our books and records and will be available for inspection by any shareholder or the shareholder’s designated agent at our office. The shareholder list will be updated at least quarterly to reflect changes in the information contained therein. A copy of the list will be mailed to any shareholder who requests the list within ten days of the request. A shareholder may request a copy of the shareholder list for any proper and legitimate purpose, including, without limitation, in connection with matters relating to voting rights and the exercise of shareholder rights under federal proxy laws. A shareholder requesting a list will be required to pay reasonable costs of postage and duplication. Such copy of the shareholder list shall be printed in alphabetical order, on white paper, and in readily readable type size (no smaller than 10 point font).

A shareholder may also request access to any other corporate records. If a proper request for the shareholder list or any other corporate records is not honored, then the requesting shareholder will be entitled to recover certain costs incurred in compelling the production of the list or other requested corporate records as well as actual damages suffered by reason of the refusal or failure to produce the list. However, a shareholder will not have the right to, and we may require a requesting shareholder to represent that it will not, secure the shareholder list or other information for the purpose of selling or using the list for a commercial purpose not related to the requesting shareholder’s interest in our affairs. We may also require that such shareholder sign a confidentiality agreement in connection with the request.

Conflict with the 1940 Act

Our Declaration of Trust provides that, if and to the extent that any provision of Delaware law, or any provision of our Declaration of Trust conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.